As filed with the Securities and Exchange Commission on August 11, 2008

Registration No.         -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMTECH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2119684
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Flynn Road

Camarillo, California 93012-8790

(Address, Including Zip Code, of Principal Executive Offices)

Semtech Corporation

2008 Long-Term Equity Incentive Plan

(Full Title of the Plan)

Mohan R. Maheswaran

President and Chief Executive Officer

Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

(805) 498-2111

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	11,791,337(1)(2) shares	$14.87(3)	$74,350,000(3)	$2,922(3)

(1)

This Registration Statement covers, in addition to the number of shares of Semtech Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Semtech Corporation 2008 Long-Term Equity Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

As described in the Explanatory Note on page 2 of this Registration Statement, the number of shares of Common Stock registered hereby consists of (i) 5,000,000 shares being registered for the first time (the “New Shares”), plus (ii) 3,742,995 shares (the “1998 Shares”) that were previously registered by the Company under its Long-Term Stock Incentive Plan (the “1998 Plan”), plus (iii) 3,048,342 shares (the “1999 Shares” and, together with the 1998 Shares, the “Carryover Shares”) that were previously registered by the Company under its Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan (the “1999 Plan” and, together with the 1998 Plan, the “Prior Plans”). The 1998 Shares were previously registered on Form S-8 Registration Statements filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2007 (Commission File No. 333-142151) and on September 3, 2004 (Commission File No. 333-118804). The 1999 Shares were previously registered on a Form S-8 Registration Statement filed with the Commission on May 8, 2001 (Commission File No. 333-60396). A post-effective amendment to each foregoing Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

(3)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on August 6, 2008, as quoted on the NASDAQ Global Market. The Registrant is paying registration fees solely with respect to the 5,000,000 shares being newly registered hereby. The registration fees with respect to the Carryover Shares were paid upon filing of the original Registration Statements on Form S-8 as described in footnote 2 above. Therefore, no further registration fee is required.

The Exhibit Index for this Registration Statement is at page 10.

EXPLANATORY NOTE

The Company’s stockholders approved the Plan on June 26, 2008 (the “Stockholder Approval Date”). The Plan provides that, in addition to the 5,000,000 shares authorized in connection with the adoption of the Plan, shares available for award grants under the Company’s Prior Plans as of the Stockholder Approval Date are available for award grants under the Plan. The Company’s authority to grant new awards under the Prior Plans terminated upon stockholder approval of the Plan.

The purpose of this Registration Statement is to carry forward the Carryover Shares (i.e., the shares available for award grant purposes as of the Stockholder Approval Date under the Prior Plans to the extent such shares were previously registered) to this Registration Statement. The Carryover Shares consist of 3,742,995 shares previously registered under the 1998 Plan on Form S-8 Registration Statements filed with the Commission on April 16, 2007 (Commission File No. 333-142151) (that Form S-8 registered a total of 3,097,800 shares under the 1998 Plan) and on September 3, 2004 (Commission File No. 333-118804) (that Form S-8 registered a total of 4,902,200 shares under the 1998 Plan, of which only 645,195 shares are Carryover Shares), and 3,048,342 shares previously registered under the 1999 Plan on Form S-8, filed with the Commission on May 8, 2001 (Commission File No. 333-60396) (that Form S-8 registered a total of 4,000,000 shares under the 1999 Plan, of which only 3,048,342 shares are Carryover Shares). The total registration fee paid with respect to the registration of the Carryover Shares on each foregoing Form S-8 was approximately $33,407.68.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission’s Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Registration Statement is hereby filed to carry forward the 6,791,337 Carryover Shares from the Prior Plans to the Plan and the $33,407.68 registration fee previously paid with respect to the registration of those shares (of which $1,288.64 was paid with respect to the April 16, 2007 Form S-8 referred to above, $1,509.04 represents a pro-rata portion of the registration fee paid with respect to the September 3, 2004 Form S-8 referred to above, and $30,610 represents a pro rata portion of the registration fee paid with respect to the May 8, 2001 Form S-8 referred to above). A post-effective amendment to each foregoing Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended January 27, 2008, filed with the Commission on March 27, 2008 (Commission File No. 001-06395);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended April 27, 2008, filed with the Commission on June 6, 2008 (Commission File No. 001-06395);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on March 4, 2008, March 5, 2008, March 20, 2008, March 31, 2008, April 7, 2008, May 30, 2008, June 16, 2008, July 1, 2008, July 17, 2008 and August 6, 2008 (each, Commission File No. 001-06395); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on July 16, 1998 (Commission File No. 000-14663), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Article VII of the Company’s Bylaws, as amended, provides for indemnification of officers, directors, agents and employees of the Company generally consistent with the provisions of Section 145 of the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

As permitted by Section 102 of the Delaware General Corporation Law, the Company’s stockholders have approved and incorporated provisions into the Company’s Restated Certificate of Incorporation eliminating a director’s personal liability for monetary damages to the Company and the Company’s stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with the Company’s directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Company’s Bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Company or the Company’s directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company’s obligations to the director or officer under the indemnification agreement.

The above discussion of the Company’s Bylaws, Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, and statute.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

See the attached Exhibit Index at page 10, which is incorporated herein by reference.

Item 9.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on July 29, 2008.

SEMTECH CORPORATION

By:	/s/ Mohan R. Maheswaran
Mohan R. Maheswaran
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mohan Maheswaran and Emeka Chukwu, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Mohan R. Maheswaran Mohan R. Maheswaran	President, Chief Executive Officer, and Director (Principal Executive Officer)	July 29, 2008

/s/ Emeka Chukwu Emeka Chukwu	Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2008

/s/ Rockell N. Hankin Rockell N. Hankin	Chairman of the Board and Director	August 7, 2008

/s/ Glen M. Antle Glen M. Antle	Director	August 1, 2008

/s/ W. Dean Baker W. Dean Baker	Director	July 29, 2008

/s/ James P. Burra James P. Burra	Director	July 30, 2008

/s/ Bruce C. Edwards Bruce C. Edwards	Director	August 5, 2008

/s/ James T. Lindstrom James T. Lindstrom	Director	August 7, 2008

/s/ John L. Piotrowski John L. Piotrowski	Director	July 30, 2008

/s/ James T. Schraith James T. Schraith	Director	August 4, 2008

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.	Semtech Corporation 2008 Long-Term Equity Incentive Plan. (Filed as Appendix D to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on May 13, 2008 (Commission File No. 001-06395) and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).